Exhibit 2

Oi S.A. – In Judicial Reorganization

Corporate Taxpayer’s Registry (CNPJ/MF) No.

76.535.764/0001-43

Board of Trade (NIRE) No. 33.3.0029520-8

Publicly-Held Company

EXCERPT OF ITEM (1) OF THE MINUTE OF THE 241st BOARD OF DIRECTORS MEETING HELD

ON DECEMBER 18, 2019

As Secretary of the Meeting of the Board of Directors, I hereby CERTIFY that item (1) of the Minute of the 241st Meeting of the Board of Directors of Oi S.A. – In Judicial Reorganization held on December 18, 2019, at 4:00 p.m., in the form of the 1st paragraph of the 9th article of the Company’s Bylaws, read as follows:

"With respect to item I - Bridge Loan contained in the 240th Minute of the Board of Directors’ Meeting, held on December 10, 2019, the Board of Directors unanimously agreed upon the re-ratification, expressly authorizing the Board of Executive Officers to conclude the negotiations aiming to obtain a loan not subject to bankruptcy rules (extraconcursal), as well as to sign any and all documents necessary for its best implementation. The other provisions contained in the resolution that do not conflict with the present one are ratified.”

All members of the Board of Directors were present at the meeting and affixed their signatures: Mr. Eleazar de Carvalho Filho (Chairman of the Board), Mr. Marcos Grodetzky (Vice-Chairman), Mr. José Mauro M. Carneiro da Cunha, Mr. Marcos Bastos Rocha, Ms. Maria Helena dos Santos F. Santana, Mr. Roger Solé Rafols, Mr. Henrique José Fernandes Luz, Mr. Paulino do Rego Barros Jr. and Mr. Wallim C. de Vasconcellos Junior.

Rio de Janeiro, December 18, 2019.

Luciene Sherique Antaki

Secretary